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                                                                   EXHIBIT 10.12

                             NTH PURCHASE AGREEMENT

This nth Purchase Agreement ("Agreement") is entered into as of April 29, 1998, by and between the Arena Football League, Inc., a Delaware corporation ("AFLI") and Orlando Predators Entertainment, Inc., a Florida corporation ("OPE"), with reference to the following facts:

                                    RECITALS

A. AFLI is a not for profit Delaware corporation organized under Internal Revenue Code Section 501(c)(6). AFLI operates the Arena Football League ("League"), a professional football league. AFLI proposes to enter into an agreement ("Gridiron Agreement") with Gridiron Enterprises, Inc. ("Gridiron") to purchase certain patents, trademarks and copyrights relating to the game of Arena Football which are presently owned by Gridiron and licensed to AFLI pursuant to that certain License Agreement dated October 1, 1991, as amended ("License Agreement").

B. The AFLI is owned and operated by its Members through its Board of Directors ("Board"). At present each Member owns a Football team ("Team") in the League and each Member has a representative as a member of the Board. Gridiron does not own a Team but is treated in all respects as a Member and has a representative as a member of the Board. Each Members' prorata ownership interest in AFLI is expressed as an nth. The prorata ownership interest of Gridiron in AFLI is also expressed as an nth. Therefore, the prorata ownership interests in AFLI are presently evidenced by sixteen nths (16nths). Membership in and ownership of nths in AFLI is governed by and will continue to be governed by the By-Laws and other rules and regulations of AFLI, as they may be amended from time to time and the actions and decisions taken by the Board in accordance with the By-Laws.

C. OPE is a Member of AFLI and owns the Orlando Predators Arena Football Team and is the owner of 1nth in respect thereof. OPE wishes to purchase an additional 2nths in AFLI for the sum of six million dollars ($6,000,000.00) cash and AFLI desires to sell an additional 2nths to OPE all as more fully set forth in this Agreement

                                   AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AFLI and OPE hereby agree as follows:

ARTICLE 1: PURCHASE AND SALE OF OPE 2NTHS


     1.1 PURCHASE AND SALE. AFLI agrees to sell to OPE, and OPE agrees to purchase from AFLI, subject to the terms, covenants and conditions set forth herein, 2nths ("OPE 2nths") representing ownership in, and rights and responsibilities with respect to the AFLI.

     1.2 DEFINITION OF NTHS. Each nth in AFLI represents a prorata ownership interest with all other nths in AFLI. Presently AFLI has issued 16nths, one to each of the fifteen (15) Member Teams ("Team nths") and one to Gridiron in partial consideration for the rights granted AFLI in the License Agreement ("Gridiron 1st nth"). At present, each Team nth entitles the owner thereof to
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certain prorata distributions and subjects the owner thereof to certain prorata assessments from time to time imposed by AFLI to fund its operations. At present the Gridiron 1st nth is entitled to prorata distributions with all Team nths. In the future, certain nths will or may be issued by AFLI (including the Gridiron 1st nth as modified by the Gridiron Agreement, the Gridiron 2nd nth as issued pursuant to the Gridiron Agreement, and the OPE 2nths issued pursuant to this Agreement, may have specific limitations on rights granted to and obligations assumed by the owner thereof.

     1.3 PURCHASE PRICE. The purchase price for the OPE 2nths is six million dollars ($6,000,000) in cash ($6MM Investment") to be paid as follows:

               a) $ 3,500,000 ("OPE 1st Installment") on the Closing date (defined below); and

               b) $2,500,000 ("OPE 2nd Installment") on or before the 75th day from and after the Closing Date ("Full Investment Date").

     1.4 RIGHTS AND OBLIGATIONS OF THE OPE 2NTHS INVESTMENT. The OPE 2 nths will have the following rights and obligations;

               a) NON-VOTING. NO BOARD REPRESENTATIONS. The OPE 2nths will be non voting and have no right to vote in any matter or to appoint any director or any alternate director to the Board.

               b) NORMAL PRORATA DISTRIBUTIONS AND CHARGES. The OPE 2nths will be entitled to all prorata distributions made to the owners of all nths in respect thereof and they will be subject to any prorata charges and contributions required of all owners of nths in respect thereof except as specifically provided otherwise in this Section 1.4.

               c) PRIORITY DISTRIBUTIONS. The OPE 2nths will be entitled to a priority distribution in return of the $6MM Investment in the amount of four hundred and eighty thousand dollars ($480,000) per year ("480 Payment") commencing with the year beginning on the Full Investment Date. The 480 Payment shall be made annually on the Full Investment Date until the $6MM Investment is returned in full. The 480 Payment shall be made first from proceeds which would otherwise be available for distribution in respect of nths in the ordinary course of business of AFLI, which proceeds were received by AFLI during the twelve month period preceding the date the 480 Payment is due, exclusive of receipts from assessments of members for operations or from fines. The 480 Payment, to the extent paid from such proceeds available for distributions, shall be paid to OPE prior to any distributions in respect of nths. In the event that AFLI does not have sufficient proceeds available for distributions to make the 480 Payment in any year, AFLI will asses each team nth prorata an amount of up to $20,000 per Team nth in order to make the 480 Payment. If after such assessment in the full amount of $20,000 per Team nth there is insufficient cash to pay the 480 Payment in full, the shortfall shall be added to 480 Payment for the


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               next following year. The provisions of this Section 1.4 (a)shall apply cumulatively to the 480 Payment for each year until the $6MM Investment is paid in full.

          d) NO INTEREST ON CAPITAL ACCOUNT. No interest shall accrue or be payable with respect to capital account of OPE in respect of the $6MM Investment.

          e) VOLUNTARY PAYMENTS/NO PREPAYMENT PENALTY. In addition to the annual 480 Payment, AFLI may make other payments in return of capital represented by the $6MM Investment in any amount and at any time and from time to time in the sole discretion of AFLI.

          f) PREPAYMENT WITHIN ONE YEAR OF THE FULL INVESTMENT DATE. AFLI in its sole and absolute discretion may elect to return to OPE the entire $6MM Investment on or before the day which is the one year anniversary of the Full Investment Date (1nth Reduction Date"). In such event and upon such timely payment to OPE, the OPE 2NTHS shall be automatically reduced to 1st nth which will be non voting and entitled to all prorata distributions and subject to all prorata charges and assessments made by AFLI.
               In such event all future calculations, distributions and charges in respect of the OPE 2NTHS shall thereafter be in respect of 1st NTH (hereinafter called the "OPE 1st NTH").

          g) EXEMPTION FROM CHARGES AND LIABILITIES. The OPE 2NTHS shall be exempt from any and all prorata charges and liabilities assessed by AFLI in respect of nths until the full and complete return to OPE of the $6MM Investment. Upon repayment in full of the $6MM Investment, the OPE 2NTHS or the OPE 1st nth, as the case may be, will be subject prorata to all charges and liabilities thereafter assessed by AFLI in respect of Team nths.

          h) RESTRICTIONS ON DISTRIBUTIONS. Pending the timely payment by OPE to AFLI of the full $6MM Investment (i.e. both the OPE 1st Installment and the OPE 2nd Installments,) the OPE 2NTHS will not be entitled to receive prorata distributions, if any, made by AFLI in respect of NTHS. Upon payment in full by OPE to AFLI of the $6MM Investment pursuant to this Agreement, the OPE 2NTHS or the OPE 1st NTH, as the case may be, will be entitled to prorata distributions, if any, made by AFLI in respect of NTHS.

          i) NO EFFECT ON OPE TEAM NTH. The provisions of this Agreement have no effect on the rights and obligations of AFLI and OPE in respect of the OPE Team nth.

ARTICLE 2: CLOSING

     2.1 CONDITIONS PRECEDENT. The following are conditions precedent to the purchase and sale of the OPE 2NTHS as contemplated by this Agreement.


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               a)   The approval of the Board (which may include the
                    requirement to amend the By-laws of AFLI, presently or prospectively, to accommodate this Agreement and the Gridiron Agreement) on or before June 30, 1998.

               b) The full execution and delivery of the Gridiron Agreement by and between Gridiron and AFLI on or before June 30, 1998.

               c) The full execution and delivery of this Agreement by and between OPE and AFLI on or before May 22, 1998.

If any of the conditions set forth in this Section 2.1 are not timely satisfied or waived by the parties hereto, for any reason other than the default of AFLI or OPE, then this Agreement and the rights and obligations of AFLI and OPE shall terminate and be of no further force and effect.

     2.2 CLOSING. Closing of the initial transaction contemplated by this Agreement shall occur at the offices of AFLI on a date ("Closing Date") mutually agreed to by the parties hereto but in all events within ten (10) days after the execution and delivery of the Gridiron Agreement by the parties thereto. At closing the following will occur:

          a) The parties will establish and confirm the Closing Date, the Full Investment Date and the 1st nth Reduction Date.

          b) OPE will pay to AFLI the OPE 1st Installment in immediately available funds.

          c) The parties will execute and deliver such additional documentation appropriate to evidence the issuance of the OPE 2nths by AFLI to OPE.

     2.3 FULL INVESTMENT. On or before the Full Investment Date, OPE will pay AFLI the OPE 2nd Installment in immediately available funds.

ARTICLE 3: CERTAIN AGREEMENTS.

     3.1 PRESENT AND FUTURE STRUCTURE OF AFLI NOT AFFECTED. The parties acknowledge and agree that this Agreement does not create any rights in favor of OPE or obligations incumbent on AFLI other than as specifically set forth herein. OPE acknowledges and agrees that AFLI may change its structure, issue new Team nths or recover or transfer existing Team nths, issue other nths in respect of other transactions, incur liabilities, acquire assets and otherwise freely conduct its business all on terms and conditions approved by AFLI.

     3.2 GRIDIRON AGREEMENT. The parties acknowledge and agree that AFLI proposes to issue Gridiron a second nth which will be non-voting pursuant to the Gridiron Agreement subject to all the terms and conditions set forth therein. OPE acknowledges that the four million dollars ($4,000,000) in cash ("$4MM") and related expenses proposed to be paid to Gridiron pursuant to the Gridiron Agreement will come from the proceeds of the $6MM Investment. OPE further acknowledges that OPE is not in privity with Gridiron Agreement and that the


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Gridiron Agreement specifies that there are no third party beneficiaries. OPE agrees that it has no independent rights or obligations under the Gridiron Agreement.

     3.3 USE OF PROCEEDS FROM THE $6MM INVESTMENT. The parties acknowledge and agree that in addition to the cash to be paid to Gridiron under the Gridiron Agreement, the proceeds of the $6MM Investment is expected to be used as generally set forth in Exhibit A attached hereto and incorporated herein, the actual use of proceeds of the $6MM Investment other than the $4MM and related expenses to be paid to Gridiron pursuant to the Gridiron Agreement will be determined by the Board in its sole and absolute discretion.

     3.4 ACCELERATION OF THE FULL INVESTMENT DATE. OPE may establish the Full Investment Date as a date certain to occur before the 75th day from and after the Closing Date on five (5) business days written notice to AFLI. If AFLI intends to complete any transaction with a third party which will provide AFLI with any cash payment or investment from such third party ("Third Party Investment"), AFLI will give written notice to OPE specifying the proposed closing date of any Third Party Investment which shall not be less than fifteen
(15) days from the date such notice is delivered to OPE. Upon receipt of such notice, OPE may upon five (5) days written notice to AFLI establish the Full Investment Date as above provided.

     3.5 COVENANTS OF AFLI. AFLI covenants with OPE that it will (i) use its best efforts (a) to obtain on or before June 30, 1998, any required Board approval of this Agreement and the Gridiron Agreement, any required By-law amendments and all other approvals, if any, required under AFLI's articles of incorporation or Bylaws (b) to negotiate in good faith the Gridiron Agreement and use best efforts to obtain the full execution and delivery thereof on or before June 30, 1998 and (ii) promptly execute and return to OPE a counterpart of this Agreement when executed by OPE.

ARTICLE 4: MISCELLANEOUS

     4.1 NOTICES. All notices, consents or waivers required or permitted in this Agreement shall be in writing and be deemed to have been duly given when delivered personally or 72 hours after being mailed, registered or certified mail, return receipt requested, postage prepaid, or at noon the day after being delivered prepaid to an overnight courier with instructions for next morning delivery or upon delivery by facsimile to the addresses set forth immediately below. A party may change its address for notice by such notice.

If to AFLI address to:

     C. David Baker, Communications
     ARENA FOOTBALL LEAGUE, INC.
     2582 Santiago Blvd., Suite B
     Orange, CA 92867
     Fax:  714/974-6100



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With a copy to:

     Ronald J. Kurplers, III, Esq.
     President and General Counsel
     ARENA FOOTBALL LEAGUE, INC.
     75 East Wacker Drive, Suite 400
     Chicago, IL 60601
     Fax:  312/332-5540

If to OPE address to:

     Will Meris
     Chairman of the Board
     ORLANDO PREDATORS ENTERTAINMENT, INC.
     20 N. Orange Avenue, Suite 101
     Orlando, FL 32801
     Fax:  407/648-8101

With a copy to:

     Jack Youngblood
     President
     ORLANDO PREDATORS ENTERTAINMENT, INC.
     20 N. Orange Avenue, Suite 101
     Orlando, FL 32801
     Fax:  407/648-8101

     4.2 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement with respect to each provision in which time is a factor. In the event that a date for performance of any obligation under this Agreement or expiration of any time period falls on a Saturday, Sunday or a holiday on which national banks are required to be closed, the date for performance of such obligation or expiration of such time period shall be adjusted to be the next occurring calendar day which is not a Saturday, Sunday or bank holiday.

     4.3 ENTIRE AGREEMENT. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter. No change in or amendment to this Agreement shall be valid unless set forth in writing and signed by all of the parties after the execution of this Agreement. As a matter of clarification, the provisions of Article IV, Section 17 of AFLI's Bylaws which require certain deposits in the event of legal action brought by a Member against the Commissioner and/or AFLI for matters specified therein does not apply to OPE in the event of any controversy, claim or dispute between the parties affecting or relating to the performance of this Agreement.

     4.4 FURTHER ASSURANCES. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent



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to the Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement.

     4.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of Illinois.

     4.6 ATTORNEY'S FEES VENUE. In the event of any controversy, claim or dispute between the parties affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable expenses, including reasonable attorneys' and accountants' fees. Venue for any proceeding brought by any party with respect to the provisions of the Agreement shall be in any appropriate State or Federal Court in the County of Cook, State of Illinois.

     4.7 COUNTERPARTS. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

     4.8 HEADINGS, GENDER AND NUMBER. The section headings used in this Agreement are intended solely for convenience of reference and shall not amplify, limit, modify or otherwise be used in the interpretation of any provisions of this Agreement. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

     4.9 SUCCESSORS. The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereof, provided, however, that neither party hereto may voluntarily assign its rights and obligations hereunder without the express written consent of the other party in the case of each such proposed assignment. Such consent may be withheld in the sole and absolute discretion of the party from whose consent is sought, provided, however, if consent is sought in connection with a proposed successor to the business of the party requesting such consent, the party from whom consent is sought shall not unreasonably withhold such consent. This Agreement is not meant to, and does not, replace or supercede any present or future AFLI procedures, whether contained in its Bylaws or otherwise, with respect any consents required to transfer nths or ownership interests in ALFI. Therefore, if consent under this Agreement is sought in connection with a proposed transfer of the OPE Team nth and/or the OPE 2nths or 1st nth, as the case may be, compliance with any such other consent procedures will be required as a condition precedent to any request for consent under this Agreement, provided that OPE may transfer the OPE 2nths or 1st nth to a transferee of the OPE Team nth as to which consent was granted without obtaining any further consent.

     4.10 EXPENSES. Each party shall be liable for its own cost and expense incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

     4.11 NO THIRD PARTY BENEFICIARIES/EQUAL BARGAINING STRENGTH. There are no third party beneficiaries to this Agreement. Each party hereto acknowledges that (i) each party hereto is of equal bargaining strength, (ii) each such party has actively participated in the drafting, preparation, and negotiation of this Agreement; and (iii) any rule of construction to the effect that ambiguities are to



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be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof, any amendments hereto, or any Exhibits attached hereto.

     4.12 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

     4.13 SURVIVAL. The provisions of this Agreement which remain in effect or become effective after the Closing Date or which are to be performed after the Closing Date shall survive the Closing Date.

     4.14 NO BROKERS. Neither Seller nor Buyer is obligated for the payment of any fees or expenses to any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby. Each party shall indemnify the other party from and against any claim for any broker's or finder's fee made to or through such party with respect to the transactions contemplated by this Agreement.

     4.15 CONFIDENTIALITY. Except for disclosure, if any required by any law to which any party is subject, the timing and content of any announcements, press releases and public statements concerning the transactions contemplated hereby shall be mutual agreement of AFLI and OPE.

     4.16 DISPUTE RESOLUTION. Except as provided in Section 4.17 below, in the event any controversy, dispute, question, issue or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance of breach of this Agreement, including any claim based on contract, tort or statute (hereinafter, for purposes of this Section and Section 4.17 "dispute"), is not resolved by informational negotiations within thirty (30) days (or any mutually agreed extension of time) after any party to such dispute requests such negotiations, the dispute shall be referred to non-binding mediation in Cook County, Illinois under the Commercial Mediation Rules of the American Arbitration Association, before resorting to court action. In the event that the dispute is not resolved by mediation within sixty (60) days (or any agreed extension of time) after the informal negotiation period, then either party may bring such action it deems necessary or appropriate to resolve the dispute.

     4.17 EQUITABLE RELIEF. The provisions of Section 4.16 above shall not apply to either party seeking equitable relief (such as a temporary restraining order or injunction) or enforcing a previously obtained judgement in any court permitted pursuant to Section 4.6.

     4.18 SIGNATURE AUTHORITY. Each signatory hereto represents that the execution of this Agreement by such signatory has been duly authorized by the Board of Directors of the entity on behalf of which such signatory executed this Agreement.


                           (SIGNATURE PAGE TO FOLLOW)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        AFLI

                                        ARENA FOOTBALL LEAGUE, INC.
                                        a Delaware corporation


                                        By:
                                           -----------------------------
                                           C. David Baker
                                           Its Commissioner


                                        By:
                                           -----------------------------
                                           Ronald J. Kurpiers, II
                                           Its President


                                        OPE

                                        ORLANDO PREDATORS ENTERTAINMENT, INC.,
                                        a Florida corporation


                                        By:
                                           -----------------------------
                                           Will Meris
                                           Its Chairman


                                        By:
                                           -----------------------------
                                           Jack Youngblood
                                           Its President




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